Exhibit 99.25(k)(1)

TRANSFER AGENCY AGREEMENT

This transfer agency agreement (this “Agreement”), effective as of March 13, 2026 (the “Effective Date”), is made by AAM/Wilshire Infrastructure Fund (the “Fund”), and UMB Fund Services, Inc. (“UMBFS” and, together with the Fund, the “Parties”).

WHEREAS, the Fund is a closed-end fund registered under the Investment Company Act of 1940 (the “1940 Act”) and is authorized to issue shares of beneficial interest (or class thereof) (“Shares”).

WHEREAS, the Parties desire to enter into an agreement pursuant to which UMBFS shall provide the transfer agency services described on Schedule A (“Services”) to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.       Definitions. In addition to any terms defined in the body hereof, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear herein:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Authorized Person” means any individual who is authorized to provide UMBFS with Instructions on behalf of the Trust and whose name shall be certified to UMBFS pursuant to Section 3(a). Any officer of the Trust shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by UMBFS) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of the Authorized Persons.

“Board” means the Board of Trustees of the Fund.

“Business Day” means each day on which the New York Stock Exchange, Inc. is open for trading.

“By-Laws” means the Fund’s by-laws.

“Commission” means the U.S. Securities and Exchange Commission.

“Custodian” means the financial institution appointed as custodian under the terms and conditions of a custody agreement between the financial institution and the Fund (or its successor).

“Declaration of Trust” means the Declaration of Trust or other similar operational document of the Trust.

“Instructions” means a communication from an Authorized Person and actually received by UMBFS. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals, or electronic communications.

“Investment Adviser” means the investment adviser or investment advisers to a Fund and includes all sub-advisers or persons performing similar services.

“Prospectus” means the current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto) actually received by UMBFS from the Fund with respect to which the Fund has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” means any registration statement on Form N-2 at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Shareholder” means a record owner of Shares.

2.       Appointment and Services

(a)       The Fund hereby (1) appoints UMBFS as transfer agent and recordkeeper of all Shares with respect to the Fund and (2) authorizes UMBFS to provide Services during the term hereof. Subject to the direction and oversight of the Board and utilizing information provided by the Fund and its current and prior agents and service providers, UMBFS will provide the Services. Notwithstanding anything herein to the contrary, UMBFS shall not be required to provide any Services or information that it believes (in its sole discretion) to represent dishonest, unethical, or illegal activity. In no event shall UMBFS provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)       In connection with providing the Services for the Fund, the Fund hereby authorizes UMBFS, acting as agent for the Fund to: (1) establish in the name of (and to maintain on behalf of) the Fund, on the usual terms and conditions prevalent in the industry, one or more deposit accounts (“Accounts”) at a nationally or regionally known banking institution (a “Bank”) into which UMBFS shall deposit the Fund’s funds that UMBFS receives for payment of dividends, distributions, purchases and redemptions of Fund interests, commissions, corporate re-organizations (including recapitalizations or liquidations), or any other disbursements made by UMBFS on behalf of the Fund; (2) move money to either the Fund or Custodian cash positions per securityholder instructions; (3) draw checks upon Accounts; (4) issue orders or instructions to the Bank for the payment out of Accounts as necessary or appropriate to accomplish the purposes of providing the Services; and (5) enter into any other banking relationships, arrangements, and agreements with a Bank as are necessary or appropriate to fulfill UMBFS’s obligations hereunder.

(c)       In its discretion, UMBFS may appoint one or more other parties to carry out some or all of its duties hereunder; provided that UMBFS shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions hereof, in the same manner and to the same extent as if UMBFS were providing such Services itself.

(d)       UMBFS’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against UMBFS hereunder. The Services do not include correcting, verifying, or addressing any prior actions or inactions of the Fund or by any other current or prior service provider. To the extent that UMBFS agrees to take such actions, those actions shall be deemed part of the Services.

(e)       UMBFS shall not be responsible for the payment of any fees or taxes required to be paid by the Fund in connection with the issuance of any Shares.

(f)       Processing and Procedures

(i)       UMBFS agrees to accept purchase orders and repurchase requests with respect to the Shares of the Fund via postal mail, telephone, electronic delivery, or personal delivery on each Business Day in accordance with the Fund’s Prospectus; provided however that UMBFS shall only accept purchase orders from jurisdictions in which the Shares are qualified for sale, as indicated by the Fund or pursuant to an Instruction. UMBFS shall, as of the time at which the net asset value (“NAV”) of the Fund is computed on each Business Day, issue to the accounts specified in a purchase order in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the NAV per Share specified in a communication received on such Business Day from or on behalf of the Fund. UMBFS shall redeem from accounts any Shares tendered for repurchase in accordance with procedures stated in the Fund’s Prospectus or pursuant to an Instruction. UMBFS shall not be required to issue any Shares after it has received from an Authorized Person (or from an appropriate federal or state authority) written notification that the sale of Shares has been suspended or discontinued (and UMBFS shall be entitled to rely upon such written notification). Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer, or such other methods to which the Parties agree.

(ii)       Upon receipt of a repurchase request and monies paid to it by the Custodian in connection with a repurchase of Shares, UMBFS shall (A) cancel the repurchased Shares and (B) after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund’s repurchase and payment procedures described in the Prospectus.

(iii)      Except as otherwise provided in this paragraph, UMBFS will exchange, transfer, or repurchase Shares upon presentation to UMBFS of properly endorsed instructions and such documents as UMBFS deems necessary to evidence the authority of the person requesting such exchange, transfer, or repurchase. UMBFS reserves the right to refuse to exchange, transfer, or repurchase Shares until it is satisfied that (1) the endorsement or instructions are valid and genuine (for that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a Medallion signature guarantee by an “Eligible Guarantor Institution” as that term is defined by Commission in Rule 17Ad-15) and (2) the requested exchange, transfer, or repurchase is legally authorized, and it shall incur no liability for a good faith refusal to make exchanges, transfers, or repurchases which it (in its judgment) deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such exchange, transfer, or repurchase.

(iv)       Notwithstanding any provision contained in this Agreement to the contrary, UMBFS shall (1) not be required or expected to require, as a condition to any exchange, transfer, or repurchase of any Shares pursuant to an electronic data transmission, any documents to evidence the authority of the person requesting the exchange, transfer, or repurchase (and/or the payment of any stock transfer taxes) and (2) be fully protected in acting in accordance with the applicable provisions of this Section 3(f).

(v)       In connection with each purchase and each repurchase of Shares, UMBFS shall send such statements as are prescribed by the federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Fund or made available to Shareholders.

(vi)      The Parties shall establish procedures for effecting purchase, repurchase, exchange, or transfer transactions accepted from Shareholders by telephone or other methods consistent with the terms of the Prospectus. UMBFS may establish such additional procedures, rules, and requirements governing the purchase, repurchase, exchange, or transfer of Shares as it may deem advisable and consistent with the Prospectus and industry practice. UMBFS shall not be liable (and shall be held harmless by the Fund) for its actions or omissions which are consistent with the forgoing procedures.

(g)       Dividends and Distributions

(i)        When a dividend or distribution has been declared, the Fund shall give or cause to be given to UMBFS a copy of a resolution of the Board (a “Resolution”) that either:

(A)       sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to UMBFS on such payment date; or

(B)       authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes UMBFS to rely on a certificate of an Authorized Person (a “Certificate”) setting forth the information described in subparagraph (A) above.

(ii)       In connection with a reinvestment of a dividend or distribution of Shares, UMBFS shall (as of each Business Day as specified in a Certificate or Resolution), issue Shares based on the NAV per Share specified in a communication received from or on behalf of the Fund on such Business Day.

(iii)       In the case of a cash dividend or distribution, the Fund shall cause the Custodian to deposit an amount of cash (sufficient for UMBFS to make the payment to the Shareholders who were of record on the record date) in an account in the name of UMBFS on behalf of a Fund, as of the mail date specified in such Certificate or Resolution. Upon receipt of any such cash, UMBFS will make payment of such cash dividends or distributions to the Shareholders as of the record date. UMBFS shall not be liable for any improper payments made in accordance with a Certificate or Resolution. If UMBFS does not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of a Fund as of the record date, UMBFS shall notify the Fund and withhold payment to such Shareholders until sufficient cash is provided to UMBFS.

(iv)      UMBFS (in its capacity as transfer agent and dividend disbursing agent) shall not be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. UMBFS shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall not be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders (except and only to the extent required by applicable federal law).

(h)       UMBFS shall keep those records specified in Schedule B in the form and manner (and for such period) as it may deem advisable (but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act). UMBFS shall only destroy records at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). At UMBFS’s discretion, it may deliver records accumulated in the execution of its duties hereunder, other than those which UMBFS is itself required to maintain pursuant to applicable laws and regulations (together, “Applicable Law”) to the Fund. The Fund shall assume all responsibility for any failure thereafter to produce any such record. All records which UMBFS maintains for the Fund pursuant to its duties hereunder are the property of the Fund, and UMBFS shall promptly surrender to the Fund any such record upon the Manager’s request.

(i)       Anti-Money Laundering (“AML”) Services

(i)        Background In order to assist its transfer agency clients with their AML responsibilities under the USA PATRIOT Act of 2001, the Bank Secrecy Act of 1970, the customer identification program rules jointly adopted by the Commission and the U.S. Treasury Department, and other applicable regulations adopted thereunder (the “AML Laws”), UMBFS offers various tools designed to: (a) aid in the detection and reporting of potential money laundering activity by monitoring certain aspects of Shareholder activity; and (b) assist in the verification of persons opening accounts with the Fund and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations (“AML Monitoring Activities”). In connection with the AML Monitoring Activities, UMBFS may encounter Shareholder activity that would require it to file a Suspicious Activity Report (“SAR”) with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), as required by 31 CFR 103.15(a)(2) (“Suspicious Activity”). The Fund has (after review) selected various procedures and tools offered by UMBFS to comply with its AML and customer identification program obligations under the AML Laws (the “AML Procedures”) and desires to implement the AML Procedures as part of its overall AML program. Subject to the terms of the AML Laws, the Fund delegates the day-to-day operation of the AML Procedures to UMBFS.

The Parties understand and agree that, notwithstanding the ability of the Fund to delegate the maintenance of the AML Procedures to the Administrator, the Fund shall be ultimately responsible for ensuring that the Fund is compliant with its own AML obligations.

(ii)       Delegation. The Fund acknowledges that it has had an opportunity to review, consider, and select the AML Procedures, and the Fund has determined that the AML Procedures (as part of the Fund’s overall AML program) are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws. Based on this determination, the Fund hereby instructs and directs UMBFS to implement the AML Procedures (as such may be amended or revised) on its behalf. The customer identification verification component of the AML Procedures applies only to Shareholders who are residents of the United States. The Fund hereby also delegates to UMBFS the authority to report Suspicious Activity to FinCEN.

(iii)      SAR Filing Procedures

(A)       If UMBFS observes any Suspicious Activity, it shall prepare and send a draft SAR to the Fund’s AML officer for review. UMBFS shall complete each SAR in accordance with the procedures set forth in 31 CFR §103.15(a)(3), with the intent to satisfy the reporting obligation of both Parties. Accordingly, the SAR shall include the name of both Parties and the words “joint filing” in the narrative section.

(B)       The Fund’s AML officer shall review the SAR and provide comments (if any) to UMBFS within a time frame sufficient to permit UMBFS to file the SAR in accordance with the deadline set forth in 31 CFR §103.15(b)(3). Upon receipt of final approval from the Fund’s AML officer, UMBFS (or its affiliate) shall file the SAR in accordance with the procedures set forth in 31 CFR §103.15(b).

(C)       UMBFS shall provide a copy of each SAR filed (with supporting documentation) to the Fund. In addition, UMBFS shall maintain a copy of the same for a period of at least 5 years from the date of the SAR filing.

(D)       Nothing in this Agreement shall prevent either Party from making a determination that it has an obligation under the USA PATRIOT Act of 2001 to file a SAR relating to any Suspicious Activity and from making such filing independent of the other Party.

(iv)      Amendment to Procedures. It is contemplated that the Parties will amend the AML Procedures as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund’s AML responsibilities.

(v)       Reporting. UMBFS shall provide to the Fund: (i) prompt notification of any transaction or combination of transactions that UMBFS believes (based on the AML Procedures) evidence potential money laundering activity in connection with the Fund or any Shareholder; (ii) prompt notification of any true and complete match of a Shareholder to the names included on the Office of Foreign Asset Controls list or any Section 314(a) search list; (iii) any reports received by UMBFS from any government agency or applicable industry self-regulatory organization pertaining to the AML Monitoring Activities; (iv) any action taken in response to AML violations as described above; and, (v) quarterly reports of its monitoring and verification activities on behalf of the Fund. UMBFS shall provide such other reports on the verification activities conducted at the direction of the Fund as may be agreed to by UMBFS and the Fund’s AML officer.

(vi)      Inspection. UMBFS shall: (1) permit federal regulators access to such information and records maintained by UMBFS and relating to UMBFS’s implementation of the AML Procedures on behalf of the Fund as they may request; and (2) permit such federal regulators to inspect UMBFS’s implementation of the AML Procedures on behalf of the Fund.

(vii)    Disclosure Obligations Regarding SARs. Neither Party shall disclose any SAR filed or the information included in a SAR to any third party other than its affiliates on a need to know basis and in accordance with applicable law, rule, regulation, and interpretation that would disclose that a SAR has been filed.

3.       Representations and Deliveries

(a)       The Fund shall deliver or cause the following documents to be delivered to UMBFS:

(1)       a copy of the Declaration of Trust and By-Laws and all amendments thereto;

(2)       copies of the Fund’s Registration Statement, as of the Effective Date, together with any applications filed in connection therewith;

(3)       a certificate signed by the President and Secretary of the Fund specifying (A) the number of authorized Shares and the number of such authorized Shares issued and currently outstanding (if any); (B) the validity of the authorized and outstanding Shares and whether such Shares are fully paid and non-assessable; and (C) the status of the Shares under the 1933 Act and any other applicable federal law or regulation;

(4)       a certified copy of the Resolutions appointing UMBFS and authorizing the execution of this Agreement;

(5)       a certificate containing the names of the initial Authorized Persons in a form acceptable to UMBFS. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by UMBFS) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of the Authorized Persons;

(6)       prior written notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares pursuant to stock dividends, stock splits, recapitalizations, capital adjustments, or similar transactions, and to deliver to UMBFS such documents, certificates, reports, and legal opinions as it may reasonably request; and

(7)       all other documents, records, and information that UMBFS may reasonably request in order for UMBFS to perform the Services.

(b)       The Fund represents and warrants to UMBFS that:

(1)       it is duly organized and existing under the laws of the State of Delaware; it is empowered under Applicable Law and by its Declaration of Trust and By-Laws to enter into and perform this Agreement; and all requisite legal proceedings have been taken to authorize it to enter into and perform this Agreement;

(2)       any officer of the Fund has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of such Authorized Persons;

(3)       it is duly registered as a closed-end investment company under the 1940 Act;

(4)       a Registration Statement under the 1933 Act will be effective before the Fund will issue Shares (and will remain effective during such period as the Fund is offering Shares for sale), and appropriate state securities laws filings will be made before Shares are issued in any jurisdiction (and such filings will continue to be made with respect to Shares being offered for sale);

(5)       all outstanding Shares are validly issued, fully paid, and non-assessable (and when Shares are hereafter issued in accordance with the terms of the Declaration of Trust and the Fund’s Prospectus, such Shares shall be validly issued, fully paid, and non-assessable); and

(6)       it is conducting its business in compliance in all material respects with Applicable Law and has obtained all regulatory approvals necessary to carry on its business as now conducted; and there is no statute, rule, regulation, order, or judgment binding on it and no provision of its Declaration of Trust, By-Laws, or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)       During the term of this Agreement, the Fund shall have the ongoing obligation to provide UMBFS with a copy of the Prospectus as soon as it becomes effective. For purposes of this Agreement, UMBFS shall not be deemed to have notice of any information contained in any such Prospectus until a reasonable time after it is received.

(d)       The Board and Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund (including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002, and the policies and limitations of the Fund as set forth in the Prospectus). The Services do not relieve the Board or the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, UMBFS will: (1) be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services; (2) promptly notify the Fund if it becomes aware of any material non-compliance which relates to the Fund; and (3) provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e)       The Fund shall take (or cause to be taken) all requisite steps to qualify the Shares for sale in all states in which the Shares shall be offered for sale and require qualification. If the Fund receives notice of any stop order or other proceeding in any such state (or under the federal securities laws) affecting the qualification or the sale of Shares, the Fund will give prompt notice thereof to UMBFS.

(f)       The Fund shall (1) advise UMBFS in writing at least 30 days prior to affecting any change in the Prospectus or adopt any policies that would increase or alter the duties and obligations of UMBFS hereunder and (2) proceed with any such change only if it has received the written consent of UMBFS thereto.

(g)       Fund Instructions

(1)       The Fund shall cause its officers, trustees, Investment Adviser, legal counsel, independent accountants, administrator, fund accountant, Custodian, and other service providers and agents (past or present) to cooperate with UMBFS and to provide UMBFS with such information, documents, and communications as necessary and/or appropriate or as requested by UMBFS, to enable UMBFS to perform the Services. In connection with the performance of the Services, UMBFS shall (without investigation or verification) be entitled to (and is hereby instructed to) rely upon any and all Instructions, communications, information, or documents provided to UMBFS by an Authorized Person or by any of the aforementioned persons. UMBFS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. UMBFS shall not be held to have notice of any change of authority of any Authorized Person or any trustee, officer, agent, representative, or employee of the Fund, Investment Adviser, or service provider until receipt of written notice thereof from the Fund.

(2)       The Fund shall provide UMBFS with an updated certificate evidencing the appointment, removal, or change of authority of any Authorized Person.

(3)       UMBFS, its officers, agents, or employees shall accept Instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person. Upon the request of UMBFS, the Fund shall confirm oral Instructions in writing.

(4)       At any time, UMBFS may request Instructions from the Fund with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, UMBFS may seek advice from legal counsel for the Fund (at the expense of the Fund) or its own legal counsel (at its own expense), and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

(h)       UMBFS represents and warrants to the Fund that it:

(i)       is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under Applicable Law and by its Articles of Incorporation and by-laws to enter into and perform this Agreement (and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement);

(ii)       is conducting its business in compliance in all material respects with Applicable Law and has obtained all regulatory approvals necessary to carry on its business as now conducted, and there is no statute, rule, regulation, order, or judgment binding on it (and no provision of its operating documents or any contract binding it or affecting its property) which would prohibit its execution or performance of this Agreement;

(iii)      shall (A) maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations hereunder and (B) provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services upon the Fund’s reasonable request; and

(iv)       is duly registered as a transfer agent and shall exercise reasonable care in the performance of the Services.

4.       Fees and Expenses

(a)       As compensation for the performance of the Services, the Fund shall pay UMBFS the fees set forth on Schedule C. Fees shall be adjusted in accordance with Schedule C. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to the Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The Fund shall pay UMBFS’s then-current rate for Services added to (or for any enhancements to) existing Services after the Effective Date. If UMBFS corrects, verifies, or addresses any prior actions or inactions by the Fund or by any prior service provider, the Fund shall pay additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C, the terms of Schedule C shall control.

(b)       For the purpose of determining fees payable to UMBFS, NAV shall be computed in accordance with the Prospectus and Resolutions. The fee for the period from the Effective Date until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement (the “Termination Date”). Should this Agreement be terminated (or the Fund be liquidated, merged with, or acquired by another fund or investment company), any accrued fees shall be immediately payable.

(c)       UMBFS will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. UMBFS shall not be required to pay or finance any costs or expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees, and expenses of Authorized Persons; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, administrators, fund accountants, dividend disbursing and accounting services agents, and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state, and other governmental agencies; preparation, typesetting, printing, proofing, and mailing of Prospectuses, statements of additional information, supplements, notices, forms, applications, and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing, mailing, and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information (including electronic filings with the Commission and the states); research and statistical data services; expenses incidental to holding meetings of the Shareholders and Trustees; fees and expenses associated with internet, e-mail, and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares (including the typesetting, printing, proofing, and mailing of Prospectuses for persons who are not Shareholders) will be borne by the Fund, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws.

(d)       The Fund shall promptly reimburse UMBFS for all out-of-pocket expenses or disbursements incurred by UMBFS in connection with the performance of Services. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C. If requested by UMBFS, out-of-pocket expenses to be incurred by UMBFS are payable in advance. If prepayment is requested, payment of postage expenses is due at least 7 days prior to the anticipated mail date. In the event UMBFS requests advance payment, UMBFS shall not be obligated to incur such expenses or perform the related Service until payment is received.

(e)       The Fund shall pay all amounts due hereunder within 30 days of receipt of each invoice (the “Due Date”). Except as provided in Schedule C, UMBFS shall bill Service fees monthly and out-of-pocket expenses as incurred (unless prepayment is requested). At its option, UMBFS may arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f)       The Fund is aware that its failure to remit to UMBFS all amounts due on or before the Due Date will cause UMBFS to incur costs not contemplated by this Agreement (including, but not limited to carrying, processing, and accounting charges). Accordingly, if UMBFS does not receive any amounts due hereunder by the Due Date, the Fund shall pay a late charge on the overdue amount equal to 1.5% per month or the maximum amount permitted by law (whichever is less). In addition, the Fund shall pay UMBFS’s reasonable attorneys’ fees and court costs if an attorney is engaged to assist in the collection of amounts due. The Parties agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund’s late payment. Acceptance of such late charge shall in no event constitute a waiver by UMBFS of the Fund’s default or prevent UMBFS from exercising any other available rights and remedies.

(g)       If any charges are disputed, the Fund shall pay all undisputed amounts due hereunder on or before the Due Date and notify UMBFS in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the 5th Business Day after the day on which UMBFS provides documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)       The Fund acknowledges that the fees charged by UMBFS under this Agreement reflect the allocation of risk between the Parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that UMBFS charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.       Confidential Information

(a)       UMBFS agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Shareholders, not to use such records and information for any purpose other than performance of the Services, and not to disclose such information, except when UMBFS: (1) may be exposed to civil or criminal proceedings for failure to comply; (2) is requested to divulge such information by duly constituted authorities or court process; (3) is subject to governmental or regulatory audit or investigation; or (4) is requested to do so by the Fund. In case of any requests or demands for inspection of the records of the Fund, UMBFS will endeavor to promptly notify the Fund and to secure instructions from a representative of the Fund as to such inspection (unless prohibited by law from making such notification). Records and information which have become known to the public (through no wrongful act of UMBFS or any of its employees, agents, or representatives) and information which was already in the possession of UMBFS prior to the Effective Date shall not be subject to this Section.

(b)       In connection with UMBFS’s provision of the Services, the Fund may have access to and become acquainted with confidential and/or proprietary information of UMBFS, including, but not limited to: (1) client identities and relationships, compilations of information, records, and specifications; (2) data or information that is competitively sensitive material and not generally known by the public; (3) concepts, documentation, reports, or data; (4) information regarding UMBFS’s information security program; and (5) anything designated as confidential (collectively, “UMBFS Confidential Information”).

(c)       Neither the Fund, the Investment Adviser, nor any of their officers, employees, or agents (collectively, the “Recipients”) shall disclose any UMBFS Confidential Information (directly or indirectly) or use UMBFS Confidential Information in any way (for the benefit of itself or others), except as required in the course of performing its duties hereunder. The term “UMBFS Confidential Information” does not include information that: (1) becomes or has been generally available to the public other than as a result of disclosure by a Recipient; (2) was available to the Recipients on a non-confidential basis prior to its disclosure by UMBFS; or (3) was independently developed or becomes available to the Recipients on a non-confidential basis from a source other than UMBFS. The Fund represents and warrants that it shall take and maintain adequate physical, electronic, and procedural safeguards in connection with any use, storage, transmission, duplication, or other process involving or derived from UMBFS Confidential Information (whether such storage, transmission, duplication, or other process is by physical or electronic medium, including use of the Internet).

(d)       The provisions of this Section 5 will survive termination of this Agreement and will inure to the benefit of the Parties and their successors and assigns.

6.       Limitation of Liability. In addition to the limitations of liability contained in Section 3:

(a)       UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from UMBFS’ willful misfeasance, bad faith, or gross negligence in the performance of its duties or from reckless disregard by it of its obligations hereunder (the “Standard of Care”). Furthermore, UMBFS shall not be liable for (i) any action taken (or omitted to be taken) in accordance with or in reliance upon Instructions, advice, communications, data, documents, or information (without investigation or verification) received by UMBFS from any Authorized Person, an authorized officer, representative, or agent of the Fund; (ii) its reliance on the security valuations provided by pricing services or representatives of the Fund; or (iii) any action taken or omission by the Fund, investment adviser(s), or any past or current service provider.

(b)       Notwithstanding anything herein to the contrary, UMBFS will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay, or any other loss whatsoever caused thereby. However, UMBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)       In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone (including, without limitation, the other Party) under any theory of tort, contract, strict liability, or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect, or consequential damages for any act (or failure to act) under any provision hereof, regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)       Notwithstanding any other provision hereof, UMBFS shall have no duty or obligation hereunder to inquire into, and shall not be liable for:

(i)        the legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Fund to request such sale or issuance;

(ii)       the legality of a transfer, exchange, purchase, or repurchase of any Shares, the propriety of the amount to be paid therefor, or the authority of the Fund to request such transfer, exchange, or repurchase;

(iii)      the legality of (A) the declaration of any dividend by the Fund or (B) the issue of any Shares in payment of any dividend;

(iv)      the legality of any recapitalization or readjustment of Shares;

(v)       UMBFS’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange, or repurchase of Shares received by UMBFS in accordance with procedures established by the Parties; or

(vi)      the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any jurisdiction that such Shares be qualified for sale in such jurisdiction or in violation of any stop order or determination or ruling by any jurisdiction with respect to the offer or sale of such Shares in such jurisdiction.

(e)       In effecting transfers and repurchases of Shares, UMBFS may rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Fund in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, UMBFS shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements, or guarantees (including, without limitation, any Medallion signature guarantees) in connection with a repurchase, exchange, or transfer of Shares whenever UMBFS reasonably believes that requiring the same would be inconsistent with the transfer, exchange, and repurchase procedures described in the Prospectus.

(f)       The obligations of the Parties under Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

7.       Indemnification

(a)       The Fund shall indemnify UMBFS and its employees, agents, officers, directors, shareholders, affiliates, and nominees (collectively, “Indemnified Parties”) from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees, and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following (except, in each case, to the extent a Claim resulted from UMBFS’s breach of the Standard of Care):

(i)        any action or omission of UMBFS;

(ii)       UMBFS’s reliance on, implementation of, or use of Instructions, communications, data, documents, or information (without investigation or verification) received from an Authorized Person, the Investment Adviser, or any past or current service provider (not including UMBFS);

(iii)      any action taken (or omission by) the Fund, Investment Adviser, any Authorized Person, or any past or current service provider (not including UMBFS);

(iv)      the Fund’s refusal or failure to comply with the terms hereof, or any Claim that arises out of the Fund’s gross negligence, misconduct, or breach of any representation or warranty of the Fund made herein;

(v)       the legality of the issue or sale of any Shares, the sufficiency of the amount received therefore, or the authority of the Fund to have requested such sale or issuance;

(vi)      the legality of either the declaration of any dividend by the Fund or the issue of any Shares in payment of any dividend;

(vii)     the legality of any recapitalization or readjustment of Shares;

(viii)    UMBFS’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange, or repurchase of Shares received by UMBFS in accordance with procedures established by the Parties;

(ix)       the acceptance, processing, and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of UMBFS’s or its affiliates’ willful misfeasance, bad faith, or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder. In the absence of a finding to the contrary, the acceptance, processing, and/or negotiation of a fraudulent payment for the purchase, repurchase, transfer or exchange of Shares shall be presumed not to have been the result of UMBFS’s or its affiliates’ willful misfeasance, bad faith or gross negligence; and

(x)       the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any jurisdiction that such Shares be qualified for sale or in violation of any stop order or determination or ruling by any jurisdiction with respect to the offer or sale of such Shares.

(b)       UMBFS will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the Fund may be required to indemnify or hold the Indemnified Parties harmless hereunder (although the failure to do so shall not prevent recovery by UMBFS or any Indemnified Party). The Fund shall be entitled to participate at its own expense in the defense (or to assume the defense, if it so elects) of any suit brought to enforce any such Loss.

(c)       If the Fund elects to assume the defense: (1) such defense shall be conducted by counsel chosen by the Fund and approved by UMBFS (which approval shall not be unreasonably withheld); and (2) the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Fund’s election.

(d)       If: (1) the Fund does not elect to assume the defense of any such suit; (2) UMBFS does not approve of counsel chosen by the Fund; or (3) there is a conflict of interest between the Fund and UMBFS or any Indemnified Party, the Fund will reimburse the Indemnified Party named as defendant in such suit for the legal fees and expenses.

(e)       The Fund’s indemnification agreement contained in this Section 7 and the Fund’s representations and warranties in this Agreement shall (1) remain operative and in full force and effect regardless of any investigation made by or on behalf of UMBFS and each Indemnified Party and (2) survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of UMBFS, each Indemnified Party, and their estates and successors. The Fund shall promptly notify UMBFS of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any Shares.

(f)       The obligations of the Parties under Section 7 shall indefinitely survive the termination of this Agreement.

8.       Term

(a)       This Agreement shall continue in effect for a 5-year period beginning on the Effective Date (the “Initial Term”) and automatically renew for successive 2-year periods (each a “Renewal Term”), unless otherwise terminated as provided herein. A “Term” shall mean either the Initial Term or a Renewal Term.

(b)       This Agreement may be terminated by either Party at the end of a Term by giving the other Party a written notice not less than 90 days prior to the end of such Term (which notice may be waived by the Party entitled to such notice). If this Agreement is terminated by the Fund prior to the end of a Term, the Fund shall be obligated to pay UMBFS the remaining balance of the fees payable to UMBFS hereunder (based upon the average monthly compensation earned by UMBFS hereunder in the 12 months preceding termination, excluding any month where no revenue was earned) through the end of such Term.

(c)       Upon the termination of this Agreement or the liquidation, merger, or acquisition of the Fund, UMBFS shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund and in a form that is consistent with UMBFS’s applicable license agreements. Thereafter, the Fund or its designee shall be solely responsible for preserving the records for the periods required by Applicable Law. UMBFS shall be entitled to maintain a copy of such records for the sole purpose of defending itself against any action arising under or as a result of this Agreement or as otherwise required or permitted by law. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider (including all reasonable trailing expenses incurred by UMBFS). In addition, in the event of termination of this Agreement (or the proposed liquidation, merger, or acquisition of the Fund) and UMBFS’s agreement to provide additional services in connection therewith, UMBFS shall provide such services and be entitled to such compensation as the Parties may agree. UMBFS shall not reduce the level of service provided to the Fund prior to the Termination Date.

9.       Miscellaneous

(a)       Any notice required or permitted to be given by either Party hereunder shall be in writing and deemed to have been given when received by the other Party. Such notices shall be sent to the addresses listed below (or to such other location as a Party may designate in writing):

If to UMBFS:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, WI 53212
Attention: Legal Department

If to the Fund:	AAM/Wilshire Infrastructure Fund
235 West Galena Street
Milwaukee, WI 53212
Attention: President

If notice is sent by electronic delivery, it shall be deemed to have been given immediately (contingent upon confirmed receipt by the intended recipient). If notice is sent by first-class mail, it shall be deemed to have been given 5 days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

(b)       Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both Parties.

(c)       This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that state law or any of the provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control. Nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the Parties shall negotiate in good faith to modify such provision in a manner consistent with the original intent of the Parties.

(d)       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but shall together constitute one and the same instrument.

(e)       The services of UMBFS hereunder are not deemed to be exclusive. UMBFS may render transfer agency, administration, fund accounting, recordkeeping, and any other services to others, including investment companies.

(f)       The captions in this Agreement are included for convenience of reference only and do not define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)       The obligations hereunder are binding only upon the Fund to which such obligations pertain and the assets and property of the Fund (and not binding upon any of the Fund’s trustees, officers, or Shareholders individually). All obligations of the Fund hereunder shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

(h)       This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of the Parties and supersedes all prior negotiations, understandings, and agreements with respect to transfer agency and recordkeeping services.

(i)       Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the Parties, and any actions taken or omitted by a Party shall not affect any rights or obligations of the other Party.

(j)       UMBFS shall retain all right, title, and interest in all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks, and other related legal rights provided, developed, or utilized by UMBFS in connection with the Services.

(k)       This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns. This Agreement shall not be assignable by either Party without the written consent of the other Party; provided however that UMBFS may (in its sole discretion and upon advance written notice to the Fund) assign all its right, title, and interest in this Agreement to an affiliate, parent, subsidiary, or to the purchaser of substantially all of its business.

(l)       The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Fund.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by a duly authorized officer.

AAM/Wilshire Infrastructure Fund	UMB Fund Services, Inc.

By:	By:
Name:	Name:
Title:	Title:

Schedule A

Transfer Agency Agreement

by and between

AAM/Wilshire Infrastructure Fund

and

UMB Fund Services, Inc.

Services

Subject to the direction of and utilizing information provided by the Fund, Investment Adviser, and the Fund’s Agents, the Transfer Agent will provide the following services:

General

Provide office space, facilities, equipment, and personnel to carry out the services.

Transfer Agency

1.	Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts
2.	Follow up with prospects who return incomplete applications
3.	Store account documents electronically
4.	Receive and respond to shareholder account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific shareholder account information
5.	Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions via postal mail, telephone and personal delivery, provided payment for shares is in the form of a check, wire transfer or requested ACH, or such other means as the parties shall mutually agree
6.	Process dividend payments by check, wire or ACH, or reinvest dividends
7.	Issue daily transaction confirmations and monthly or quarterly statements
8.	Provide USA PATRIOT Act, anti-money laundering, and escheatment services
9.	Provide information for the mailing of prospectuses, annual and semi-annual reports, and other shareholder communications to existing shareholders
10.	File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS
11.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent
12.	Calculate 12b-1 plan fees and payments under shareholder servicing plans
13.	Provide standards to structure forms and applications for efficient processing
14.	Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters
15.	Provide basic report access for up to four (4) people
16.	Assist the Fund in complying with SEC Regulation S-ID adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Red Flags Rule”) by monitoring/handling shareholder accounts in accordance with the Fund’s identity theft prevention program and reporting any possible instances of identity theft to the Fund
17.	Conduct periodic postal clean-up

FATCA

Onboarding of Foreign Investors

1.	Review account opening documents, including tax certifications Form W-9 and original W-8, for FATCA-specified U.S. indicia.
2.	Remediate missing or invalid tax certifications.
3.	Set the current account up to include Tax Equity and Fiscal Responsibility Act of 1982 (TEFRA) for FATCA/non-resident alien (“NRA”) withholding as applicable.
4.	Transmit copy of new account documents for NRA and Foreign entities to the Fund to complete its AML/W-8 comparison.

Support and Maintenance of Existing Foreign Investor Accounts

1.	Act as Withholding Agent:
a.	Maintain constructive receipt of the tax certifications original IRS Form W-8 and relevant documentary evidence for audit and compliance reviews.
b.	Ongoing review of FATCA Global Intermediary Identification Number (GIIN) against list of Foreign Financial Institutions (FFIs) on the IRS web site.
c.	Complete FATCA/NRA and back up withholding deposits to the IRS by the required due date.
d.	Complete and file Tax Forms 1042 and 945.
2.	Monitor and remediate for “Change of Circumstance” and/or expiration of Form W-8 certification:
a.	Notify and solicit the investor for a new and compliant Form W-8 as required.
b.	Notify the Fund of change of circumstance to complete its AML comparison review.
3.	Provide the Fund with reports and other documentation as requested.

Schedule B

Transfer Agency Agreement

by and between

AAM/Wilshire Infrastructure Fund

and

UMB Fund Services, Inc.

Records Maintained by Transfer Agent

▪	Accounting records, including Investor Account Ledgers, Portfolio Transactions Journals, Cash Receipts and Disbursements Journal, General Ledger, Subsidiary Ledgers, Portfolio Securities Ledger, Commissions Ledger, Capital Account Ledger and Trial Balances

▪	Copies of the Fund’s Operating Agreement and minute books

▪	Investor correspondence (including e-mail communications) relating to matters required to be maintained by Section 31(a) of the 1940 Act

Schedule C

Transfer Agency Agreement

by and between

AAM/Wilshire Infrastructure Fund

and

UMB Fund Services, Inc.

Fees

Programming and Special Project Fees

Additional fees at $175 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports.

Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to copying charges, facsimile charges, inventory and record storage, stationery, printing and production of materials, envelopes, postage and direct delivery charges, travel, telephone charges, toll-free number, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.